Exhibit 99.1

News Release

Contact: Larry Vale Keane Investor Relations 617.517.1290

Danielle Wuschke
Keane Public Relations
617-517-1445

KEANE SHAREHOLDERS APPROVE MERGER AGREEMENT WITH CARITOR
Shareholder vote signals strong support for acquisition

BOSTON, MA — May 15, 2007 — Keane, Inc., (NYSE: KEA), a leading business process and IT services firm, announced that at a special meeting of shareholders today Keane shareholders voted to adopt the merger agreement pursuant to which Caritor, Inc., a global provider of IT services, would acquire Keane.  The shareholder vote is a condition to the closing of the acquisition. The acquisition is subject to satisfaction of additional customary closing conditions including, but not limited to the delivery to Caritor’s prospective debt lenders for the merger of audited financial statements for the fiscal year ended December 31, 2006, as well as specified financial statements for subsequent periods, and the accuracy of Keane’s representations and warranties in the merger agreement.  Keane’s ability to satisfy these closing conditions may be affected by Keane’s ongoing review of its historical stock option practices and the results of this review.

About Keane
In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architecture Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom.  For more information, visit www.keane.com.

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Safe Harbor for Forward-Looking Statements:
Any statements in this press release about future expectations, plans and prospectus for Keane, including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of the closing, if at all, of the transactions contemplated by our agreement and plan of merger with Caritor, Inc., the timing and outcome of the review of stock option grants and stock option practices, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Risk Factors” in Exhibit 99.1 to Keane’s Current Report on Form 8-K dated May 8, 2007.  Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.